Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-217216, 333-214061 and 333-203209 on Form S-3 and 333-225833, 333-214063, 333-190982, 333-175320, 333-175319, 333-139597, 333-125183 and 333-81438 on Form S-8 of our reports dated March 29, 2019, relating to the consolidated financial statements of EVINE Live Inc. and Subsidiaries, and the effectiveness of EVINE Live Inc. and Subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of EVINE Live Inc. for the year ended February 2, 2019.
/s/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
March 29, 2019